UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
MERIDIAN CORPORATION
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)
_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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9 Old Lincoln Highway

Malvern, PA 19355
NOTICE OF ANNUAL MEETING

To Be Held on May 28, 2026
TO THE SHAREHOLDERS OF MERIDIAN CORPORATION:
NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of Shareholders of Meridian Corporation (the “Corporation”) will be held at our Corporate Headquarters, located at 9 Old Lincoln Highway, Malvern, PA, 19355 at 10:00 a.m. EST, Thursday, May 28, 2026, for the purpose of considering and acting upon the following matters:

1.ELECTION OF DIRECTORS. The election of three (3) directors as “Class C” directors of the Board, to serve a three-year term expiring in 2029:

2.EXECUTIVE COMPENSATION PROPOSAL. A non-binding say-on-pay proposal to approve the compensation of the Corporation's named executive officers (the “NEOs”); and

3.RATIFICATION OF INDEPENDENT AUDITOR. The ratification of the appointment of Crowe LLP as the Corporation’s independent auditor for the fiscal year ending December 31, 2026.

Only those shareholders of record at the close of business on April 2, 2026 (the “Record Date”) shall be entitled to be given notice of, to attend and to vote at, the Annual Meeting.

Additional financial information relating to the Corporation is contained in our audited financial statements for the fiscal year ended December 31, 2025 and included on the Corporation's Annual Report on Form 10-K.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                Michael Curry, Corporate Secretary

Malvern, Pennsylvania
April 6, 2026

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on May 28, 2026

This Proxy Statement and the Corporation’s annual report to shareholders on Form 10-K for the year ended December 31, 2025 are available at www.envisionreports.com/MRBK. You are cordially invited to attend the Annual Meeting. You are urged to mark, sign, date, and mail your proxy card promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. You may also vote by telephone or electronically via the internet. For more detailed instructions on the meeting and voting, refer to the section “Information About The Annual Meeting And Voting” on the initial page of the enclosed proxy statement.

PROXY STATEMENT - 2026 ANNUAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

Cover
Notice of Annual Meeting	1
GENERAL INFORMATION	3
CORPORATE GOVERNANCE AND BOARD STRUCTURE	6
Our Current Governance Best Practices	6
Code of Ethics	6
Board Structure	6
Director Independence	6
PROPOSAL 1 - ELECTION OF DIRECTORS	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
INFORMATION CONCERNING THE BOARD	10
Meetings of the Board and Its Committees	10
Director Related Party Transactions	10
Delinquent Section 16(a) Reports	11
Board and Committee Evaluations	11
Director Education and Board Development	11
Director Compensation	11
Risk Oversight	11
Audit Committee	15
INFORMATION CONCERNING EXECUTIVE COMPENSATION	19
Performance Highlights	18
2025 Performance Outcomes	18
2025 Key Compensation Decisions and Actions	18
General Information about Compensation and Our Basic Compensation Philosophy	18
The Role of Our Compensation Committee	19
Compensation Components and How They Are Set	19
Key Compensation Components	19
SUMMARY COMPENSATION TABLE	23
ALL OTHER COMPENSATION TABLE	23
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE	23
EXECUTIVE INCENTIVE, EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS	24
PROPOSAL 2 - NON-BINDING SAY-ON-PAY PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	26
PROPOSAL 3 - PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026	27
OTHER MATTERS	28
MISCELLANEOUS	28
ADDITIONAL INFORMATION	28

GENERAL INFORMATION

Date, Time and Place of the Annual Meeting
This Proxy Statement is being furnished to shareholders of Meridian Corporation (the “Corporation” or “Meridian”) in connection with the solicitation by the Board of Directors, on behalf of the Corporation, of proxies to be used at the Corporation’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 28, 2026 at 10:00 a.m., and at any adjournments thereof.

Shareholders Entitled to Vote at and Attend the Annual Meeting
To be able to vote, you must have been a shareholder on April 2, 2026, the record date on which we determined shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). As of the close of business on the Record Date, Meridian had 11,879,178 shares of common stock issued and outstanding.

Purpose of the Annual Meeting
Meridian shareholders will be asked to consider and vote upon the following matters at the Annual Meeting: (i) the election of 3 director nominees to serve for a three-year term; (ii) a non-binding say-on-pay proposal to approve the compensation of the NEOs; (iii) the ratification of the appointment of Crowe LLP as Meridian’s independent auditor for the fiscal year ending December 31, 2026 and (iv) such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials
This Proxy Statement and the Corporation’s annual report to shareholders on Form 10-K for the year ended December 31, 2025 are available at www.envisionreports.com/MRBK or by following the instructions on the Corporation’s Notice and Access card. We use the “Notice and Access” method of providing proxy materials to you via the Internet instead of mailing printed copies. We believe that this process provides you with a convenient and quick way to access the proxy materials, including our Proxy Statement and annual report to shareholders on Form 10-K for the year ended December 31, 2025, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, that will be mailed to our shareholders on or about April 15, 2026, provides instructions regarding how you may access and review all of the proxy materials on the Internet. The Notice and Access card also includes instructions on how to submit your proxy via the Internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

Solicitation of Proxies
We provided a Notice and Access card regarding the availability of proxy materials because the Board of Directors of Meridian Corporation is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return your proxy card. You may also vote by telephone or electronically via the internet. We provided the Notice and Access card and are making this proxy statement, the accompanying proxy card, and our Audited Consolidated Financial Statements for the fiscal year ended December 31, 2025, available electronically to all shareholders of record entitled to vote at the Annual Meeting. The information contained in this proxy statement is as of April 2, 2026. These proxy materials are first being furnished to shareholders on or about April 6, 2026.

How to Vote
Shareholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name, then you are a shareholder of record. As a shareholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Agent. If, at the close of business on the Record Date, your shares were not issued directly in your name, but rather were held in an account at a brokerage firm, bank, or other agent, you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by your broker, bank, or other agent. The broker, bank, or other agent holding your shares in that account is considered to be the shareholder of record for purposes of voting at the Annual Meeting.

Voting Shares Held in Street Name
If your shares are held by a brokerage house or other custodian, nominee or fiduciary in “street name,” you will receive a Notice and Access card intended for their beneficial holders with instructions for providing to such intermediary voting instructions for your shares. You may also request paper copies of the proxy materials and provide voting instructions by completing the enclosed voting instruction form and returning it using the addressed, postage paid envelope included with the Notice and Access card. Alternatively, if you receive paper copies, many intermediaries direct their beneficial holders to provide voting instructions via the Internet or by telephone. If your shares are held in “street name” and you would like to vote your shares in person at the Annual Meeting, you must contact your broker, custodian, nominee or fiduciary to obtain a legal proxy form from the record holder of your shares and present it to the inspector of election with your ballot.

Voting of Shares and Principal Holders Thereof
Each holder of common stock is entitled to one (1) vote per share held. There is no cumulative voting for the election of the directors. Each share of common stock is entitled to cast only one (1) vote for each nominee. For example, if a shareholder owns 10 shares of common stock and nominations have been made for two director positions, he or she may cast up to 10 votes for each of the positions to be elected. As of the Record Date, a total of 11,879,178 votes may be cast at the Annual Meeting.

For a proposal to be considered at the Annual Meeting, a quorum must be present. The presence, or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter will constitute a quorum for purposes of considering such matter. The shareholders present or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Abstentions and "broker non-votes" (that is, shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent) or if you vote at the meeting. If there is no quorum, the chairperson of the meeting, or a majority of the votes present at the meeting, may adjourn the meeting to another date. If a meeting to elect directors is adjourned twice, those who attend the second adjourned meeting will be a quorum for the purpose of electing directors, even though they are less than a normal quorum.

At any adjourned meeting at which a quorum is present in person or by proxy, any business may be transacted which might have been transacted at the original meeting if a quorum had been present.

The proposals being considered at the Annual Meeting are as follows:

	Proposal	Vote Requirement	Effect of Abstention	Effect of Broker Non-Vote
1	Election of Directors	Highest number of votes cast	No effect	No effect
2	Advisory Vote on Executive Compensation	Affirmative vote of a majority of the votes cast	No effect	No effect
3	Ratification of the appointment of Crowe, LLP as Meridian’s independent auditor	Affirmative vote of a majority of the votes cast	No effect	No effect

Recommendation of the Board
The Board recommends that Meridian shareholders vote as follows:

	Proposal	Vote Recommendation
1	Election of Directors	FOR the election of each of the 3 director nominees
2	Advisory Vote on Executive Compensation	FOR the approval of the non-binding say-on-pay proposal to approve the compensation of the NEOs
3	Ratification of the appointment of Crowe, LLP as Meridian’s independent auditor	FOR the ratification of the appointment of Crowe, LLP as Meridian’s independent auditor

How the votes will be counted
Votes will be counted by the judge of elections appointed for the Annual Meeting. The judge of elections will separately count "For" and "Withhold" for the election of each director. The judge of election will also count "For" and "Against" votes for any proposals other than the election of directors. The judge of elections will also count any abstentions and broker non-votes on each matter. Abstentions and broker non-votes will have no effect on the outcome of the election of a director or any other proposal.

If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from that organization holding your account, including instructions on how to instruct your broker, bank, or other agent to vote your shares, and, as a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote the shares held in your account. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters as determined in accordance with NYSE Rule 452 by The New York Stock Exchange. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee does not have discretionary voting power with respect to Proposals No. 1 through 3, to be considered at this meeting. You may not vote shares held in street name at the Annual Meeting unless you obtain a legal proxy from the broker holding your account.

You can revoke your proxy at any time before the applicable vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
1. You may submit another properly completed proxy with a later date.
2. You may send a written notice that you are revoking your proxy to our Corporate Secretary at 9 Old Lincoln Highway, Malvern,
Pennsylvania 19355.
3. You may attend the Annual Meeting and vote (however, simply attending the meeting will not, by itself, revoke your proxy).

Preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported on Form 8-K to the Securities and Exchange Commission within four business days of the Annual Meeting.

Shareholder Proposals
If you wish to present a proposal for consideration at our 2027 Annual Meeting of Shareholders and you want it to be included in our proxy statement and form of proxy card for that meeting in accordance with the rules of the Securities and Exchange Commission, you must send written notice of your proposal to our Corporate Secretary so that we receive it no later than December 16, 2026. If you want to present a proposal at the Annual Meeting but do not want it in our proxy materials, the proposal may be brought before the Annual Meeting so long as we receive notice of the proposal 5 days prior to the meeting, as specified by our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than the above date. Whether or not you want us to include a proposal in our proxy statement, you must give written notice of the proposal to our Corporate Secretary no later than 5 days before the scheduled date of our 2027 Annual Meeting.

To be eligible for consideration at the meeting, your notice of the proposal must state in writing:

(i) a brief description of the proposal, you are presenting it and why it should be adopted;
(ii) your name and address as they appear on our shareholder records;
(iii) the class and number of our shares you own, in your name or beneficially in another name and;
(iv) any material interest you have in connection with the proposal or its adoption.

The chairperson of the meeting may determine whether a proposal was made in accordance with this required procedure. If the chairperson decides that the proposal was not made properly, the chairperson will state that at the meeting and the defective proposal will be disregarded and laid over for action at the next shareholder meeting that is held at least 30 days after the meeting where the proposal was rejected for this reason.

If a shareholder proposal is presented at the 2027 Annual Meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on March 1, 2027. Pursuant to SEC Rule 14a-4(c)(2), if we receive timely notice of a proposal, our management proxies may still exercise discretion to vote on a matter if permitted by that rule and if we include in our proxy statement for the meeting a description of the matter and how the management proxies intend to exercise their discretion to vote.

Contacting the Board of Directors
Please send any shareholder proposals or notices of proposals, any nominations for director, and any communications from any interested parties in writing, addressed to our Board of Directors, to our Corporate Secretary at 9 Old Lincoln Highway, Malvern, Pennsylvania, 19355. The Corporate Secretary will relay shareholder communications to Board members.

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Our Board of Directors believes that the purpose of corporate governance is to promote maximizing shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of the Nasdaq Stock Market and SEC regulations, as well as best practices suggested by recognized governance authorities.

Our Current Governance Best Practices
Meridian’s current governance best practices include:

●    A majority of Meridian’s directors are independent
● Board-designated lead independent director (the “Lead Director”)
● Executive sessions chaired by the Lead Director
● Key committees composed entirely of independent directors
● Board self-evaluations
● Anti-hedging and pledging prohibitions
● Claw-back policy
● Insider trading policy

Code of Ethics
Meridian’s Code of Ethics (the “Code of Ethics”) governs the conduct of its directors, officers, employees, contractors, consultants, agents and any other persons who represent Meridian Corporation in the course of business. It is intended to promote honest and ethical conduct, full, fair and accurate reporting and compliance with laws, among other matters. A current copy of the Code of Ethics can be found at https://investor.meridianbanker.com/corporate-profile/governance-documents/.

Board Structure
The structure of the Corporation’s Board leadership consists of a non-independent Chairman and Chief Executive Officer, Christopher Annas, the Board’s Lead Independent Director, Robert T. Holland, and a majority of independent non-employee directors. The Corporation has an active committee structure in which members of the Board of Directors attend and actively participate in the following committees: Audit Committee, Compensation Committee, Governance and Nominating Committee, Loan Committee and Risk Management Committee. The active participation in these committees in addition to the monthly Board of Directors’ meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation. The Board believes that this Board leadership structure most effectively represents the best interests of the Corporation and its shareholders.

Meridian’s Board should be sufficient in size to achieve diversity in business experience, community service and other qualifications among non-employee directors while still facilitating substantive discussions in which each director can participate meaningfully. Meridian’s Governance and Nominating Committee (“GNC”) Committee is responsible for recommending director nominees to the Board. The GNC Committee also considers nominees for director that are recommended by various persons or entities, including, but not limited to, non-management directors, Meridian’s Chief Executive Officer, other senior officers and third parties. Information on the experience, qualifications, attributes and skills of Meridian’s director nominees is described under “Director Nominees” below.

Director Independence
The Corporation’s Lead Independent Director is appointed for a term of two years and, in consultation with the other independent directors, is responsible for:

● Meeting periodically with the managing directors;
● Providing managing directors with input regarding the agendas and content for the Board meetings;
● Meeting with regulators as appropriate:
● Chairing all Board meetings at which the Chairman is not present;
● Scheduling director education content as required by regulators and appropriate for the business of the
Corporation;
● Overseeing the director evaluation process; and
● Performing such other duties that the Board may from time to time.

Currently, our Board of Directors has eight members. Under the rules for independence adopted by the Securities and Exchange Commission (SEC) and Nasdaq Stock Market (NASDAQ), Robert M. Casciato, George C. Collier, Christine M. Helmig, Robert T. Holland, Edward J. Hollin, and Anthony M. Imbesi meet the standards for independence. These directors represent more than a majority of our Board. Our Board of Directors determined that the following directors were not independent within the meaning of the rules and listing standards of the Nasdaq Stock Market: Christopher J. Annas, Chairman, President and Chief Executive Officer of the Corporation, and Denise Lindsay, Executive Vice President and Chief Financial Officer of the Corporation.

Our Board of Directors has determined that a lending relationship resulting from a loan made by the Corporation to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. Our Board of Directors also determined that maintaining with the Corporation a deposit, savings or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. Additional categories or types of transactions or relationships considered by our Board of Directors regarding director independence include, but are not limited to, vendor or contractual relationships with directors or their affiliates.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1
ELECTION OF DIRECTORS

The Bylaws of Meridian Corporation provide that its business and affairs shall be managed by a Board of not less than five (5) and no more than fifteen (15) persons. Meridian’s Board, as provided in its Bylaws, presently consists of eight (8) members divided into three (3) classes. Also provided in its Bylaws, at every annual meeting of Meridian, the shareholders will be asked to vote for each of the directors by class up for election. Each director, when elected, will hold office for a three-year term until a successor is elected and qualified. If any nominee should die, resign or become disqualified, the vacancy may be filled as determined by the remaining members of the Board in accordance with the Bylaws of Meridian.

There is no cumulative voting for the election of the directors. Each share of common stock is entitled to cast only one (1) vote for each nominee. For example, if a shareholder owns ten (10) shares of common stock and nominations have been made for two director positions, he or she may cast up to ten (10) votes for each of the two positions to be elected.

In considering a director nominee, the Board considers a variety of factors, namely: (i) if the candidate is recommended by executive management; (ii) the individual’s professional and personal qualifications, including business experience, education and community and charitable activities; and (iii) the individual’s familiarity with one or more of the communities in which Meridian is located or is seeking to locate.

For the election of directors, the candidates receiving the highest number of “For” votes, in person or by proxy, up to the number of directors to be elected, shall be elected

Unless authority to vote for the director is withheld, it is intended that the shares represented by the enclosed Proxy will be voted “FOR” the election of the nominees named below.

Vote Required
______________________________________________________________________________________________________
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE THREE NOMINEES NAMED BELOW

Set forth below is certain information as of April 2, 2026 concerning the nominees for election as director and each other member of the Corporation’s Board of Directors. The persons nominated have consented to serve, and have served previously as Directors of Meridian Corporation.

The following individuals have been nominated by the Board for election at the Annual Meeting as “Class C” directors of the Board, to serve a three-year term expiring in 2029:

Christopher J. Annas (Age 70) - Mr. Annas is the founder, Chairman, President and CEO of the Corporation. Prior to starting Meridian, Mr. Annas was the President, CEO and co-founder of Community Bank of Chester County. Mr. Annas has over 45 years of banking experience in various commercial lending capacities. Prior to Community Bank of Chester County, Mr. Annas served as Regional Vice President for Summit Bank, leading the small business lending effort in the Delaware Valley. During his tenure at Summit Bank, he managed their large corporate lending effort in Pennsylvania and Southern New Jersey, as well as their media communications business nationally. Mr. Annas served on the Foundation Board of Paoli Hospital. He is a former board member of the Community Bank Council of the American Bankers Association and the Chester County Chamber of Business and Industry. Mr.

Annas has served as a director of the Corporation since 2004. The Board believes that Mr. Annas’ career in banking, including his position as Chairman, President and CEO of the Corporation, gives him the qualifications to serve as a Meridian Corporation director.

Edward J. Hollin (Age 72) – Mr. Hollin is a retired shareholder, member of the executive committee and chief operating officer of Riley Riper Hollin & Colagreco, a suburban Philadelphia law firm headquartered in Exton, Pennsylvania. Founded in 1984, Riley Riper Hollin & Colagreco focuses its practice on real estate, commercial transactions, litigation, labor law and estate and business planning, representing some of the largest home builders and commercial real estate developers in the country, as well as a variety of financial institutions and entrepreneurs. Mr. Hollin serves or previously served, on boards and committees of several local organizations, including Stored Energy Concepts, Inc., the Delaware Valley Chapter of the Cystic Fibrosis Foundation, One Independence Place Condominium Association, the Chester County Industrial and Investment Council, and is the former solicitor for South Eastern Economic Development Company of Pennsylvania, a non-profit SBA certified development company. Mr. Hollin has served as a director of the Corporation since 2004. The Board believes that Mr. Hollin’s legal background, combined with his knowledge of the real estate industry, gives him the qualifications to serve as a Meridian Corporation director.

Anthony M. Imbesi (Age 52) – Mr. Imbesi is Vice President of Patriarch Management, a private real estate investment firm which owns, manages, and develops commercial real estate. He also is a member of the Drexel Lebow School Finance Advisory Council. In addition, Mr. Imbesi is a trustee for the Patriarch Family Foundation, which supports education, health, and well-being in the Delaware Valley. Mr. Imbesi is a graduate of Villanova University and received his MBA from Drexel University. Mr. Imbesi has served as a director of the Corporation since 2005. The Board believes that Mr. Imbesi’s business experience and his knowledge of the real estate development industry, along with his years of service as a director provides him the qualifications to serve as a Meridian Corporation director.

Directors Continuing in Office

Robert M. Casciato (Age 74) – Mr. Casciato was a founding partner of Alliance Environmental Systems, Inc., a West Chester company from 1994-2019 when he acquired 100% of the shares from his partner. In 2021 he sold his shares and now acts as the President and Chief Operation Officer. Alliance Environmental provides environmental remediation, selective demolition, structural demolition and asbestos abatement in the Mid-Atlantic region to the commercial and industrial markets. Alliance was named Business of the Year in 2003 by the Chamber of Commerce of Greater West Chester. Mr. Casciato is also a partner in the RMC/SDI Real Estate Partnership, located in West Chester, specializing in brownfields redevelopment. Mr. Casciato is the past Treasurer of the French and Pickering Creeks Conservation Trust. Mr. Casciato has served as a director of the Corporation since 2004. The Board believes that Mr. Casciato’s expertise in environmental matters and the real estate industry, along with his years of service as a director of the Corporation, provide the qualifications for him to serve as a Meridian Corporation director.

George C. Collier (Age 79) - Mr. Collier is the Executive Vice President and Director of Streamlight, Inc., a leading manufacturer of high-performance lighting equipment for professional firefighting, law enforcement, industrial and outdoor applications. He is the former Chief Financial Officer of Streamlight, serving in that capacity for over 30 years. The Board believes that Mr. Collier’s managerial and financial experience, as well as his connections and knowledge of the communities the Corporation serves, provide him the qualifications to serve as a Meridian Corporation director.

Christine M. Helmig, CPA (Age 56) - Ms. Helmig is a Managing Director and COO of Maximus Partners, LLC, which provides CFO advisory services to middle market companies. She is the former Executive Advisor to the Hankin Group, a real estate development, construction, and property management company, where she served as CFO for ten years of her sixteen year tenure. Prior to the Hankin Group, Ms. Helmig was a partner in Boylston, Rothman and Helmig, LP, certified public accountants, where she specialized in business and individual taxation, and attest services for small businesses. Ms. Helmig also worked as a Senior Accountant for Elko, Fischer, McCabe and Rudman, and as a Staff Accountant for KPMG, LLP. Currently she serves as a director for Stored Energy Concepts and sits on the Advisory Board of Village Handcrafted Cabinetry. Ms. Helmig also serves on the Board of Directors and Finance Committee of Peter's Place, a local non-profit that provides grief services to children and families. In addition, Ms. Helmig has previously served on the advisory boards for the Church Farm School Leadership Council, and SEEDCOPA, which provides small business loans to Pennsylvania businesses. Ms. Helmig has served as a director of the Corporation since 2022. The Board believes that Ms. Helmig’s managerial and financial experience, as well as her connections and knowledge of the communities the Corporation serves, provide her the qualifications to serve as a Meridian Corporation director.

Robert T. Holland (Age 77) - Mr. Holland is the Corporation’s Lead Independent Director. He is the Principal of the Holland Advisory Group, LLC, an executive coaching firm. Mr. Holland founded c.p. Allstar Corporation, a manufacturer of garage door and gate openers and remote radio control devices in 1997 and sold the business in 2007. Prior to starting c.p. Allstar Corporation, Mr. Holland was the Chief Financial Officer of a publicly traded diversified manufacturing company for seven years. Prior to that time, Mr. Holland was a managing partner in MacDade Abbott & Co., a regional accounting firm headquartered in Paoli, PA, for 15 years. Mr. Holland served on the West Goshen Planning Commission for 28 years and serves on the West Goshen Pension Board. He holds board positions for several not for profit and charitable organizations. Mr. Holland is a Certified Public Accountant and member of the AICPA and PICPA. Mr. Holland has served as a director of the Corporation since 2004. The Board believes that Mr. Holland’s extensive managerial experience, including his financial accounting background and experience, provides the qualifications and skills for him to serve as a Meridian Corporation director.

Denise Lindsay (Age 59) – Ms. Lindsay is the Executive Vice President and Chief Financial Officer of the Corporation. Ms. Lindsay is responsible for financial reporting, investor relations, risk management, asset-liability management, treasury, forecasting and budgeting. Before joining the Corporation, Ms. Lindsay was the Vice President and Controller of DNB First from 1992 to 2004. Prior to that time, she was a Senior Accountant for KPMG, LLP. Ms. Lindsay is also a member of the Board of MidLantic Banking & Finance Network, a regional non-profit association committed to providing education, networking and resources to finance professionals. Ms. Lindsay is also the former Chairman of the Board of Advisors for the Upper Main Line YMCA. Ms. Lindsay has over 35 years’ experience in bank financial management, is a Certified Public Accountant, a member of the Financial Managers Society and PICPA. Ms. Lindsay has served as a director of the Corporation since 2009. The Board believes that Ms. Lindsay’s financial, business and public accounting experience, as well as her career in banking, provide the qualifications and skills for her to serve as a Meridian Corporation director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 2, 2026, Meridian had 11,879,178 shares of common stock issued and outstanding. The following is information with respect to the beneficial ownership of Meridian common stock as of April 2, 2026 by each person or entity known by us to be beneficial owner of more than 5% of outstanding common stock, each of the executive officers of Meridian, each director, and all directors and executive officers as a group. The information on beneficial ownership in the table and the footnotes hereto is based upon our records and information supplied to us by such person or entity. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Except as otherwise indicated, the address for each shareholder listed below is c/o Meridian Corporation, 9 Old Lincoln Highway, Malvern, Pennsylvania 19355.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percentage of Class (7)
Christopher J. Annas	645,507		5.31%
Robert M. Casciato	216,596		1.82%
George C. Collier	67,636		0.57%
Christine M. Helmig	3,266		0.03%
Robert T. Holland	89,652		0.75%
Edward J. Hollin	51,826		0.44%
Anthony M. Imbesi (3)	386,756		3.26%
Denise Lindsay	190,980		1.59%
Clarence A. Martindell	81,470		0.68%
Current Directors, Nominees & Executive Officer as a Group (9 persons)	1,733,689		14.06%
Meridian Bank Employee Stock Ownership Plan (4)	619,082		5.21%
Principal Shareholders (not otherwise named above)
Fourthstone, LLC (5)	1,121,775	*	9.44%
Strategic Value Bank Partners, LLC (6)	651,298	*	5.48%

(1)Beneficial ownership does not include the unvested portion of stock awards due to lack of voting and disposition power, unless such award will vest within sixty days of April 2, 2026. Fractional shares beneficially owned have been rounded down to the number of whole shares beneficially owned.
(2)Shares noted with * represent beneficial ownership as of December 31, 2025.
(3)Mr. Imbesi’s beneficial ownership includes interests owned by Patriarch Investments LP, for which he owns 24.9975% and is the trustee.
(4)Mr. Annas acts as trustee of the Meridian Bank Employee Stock Ownership Plan. As of April 2, 2026, 483,205 shares held in the plan trust were allocated to individual accounts established for participating employees and 106,624 shares were held, unallocated, for allocation in future years. In general, the allocated shares held in the plan as of April 2, 2026, will be voted by the plan trustees in accordance with the instructions of the participants. Any unallocated shares and unvoted allocated shares are voted by the plan trustee. The amount of our common stock beneficially owned by officers who serve as plan trustees and by all directors and executive officers as a group, does not include the shares held by the plan trust other than shares specifically allocated to the individual officer’s account.
(5)Shares owned by Fourthstone, LLC are as of December 31, 2025 and the address is 575 Maryville Centre Drive, Suite 110, St. Louis, MO 63141.
(6)Shares owned by Strategic Value Bank Partners, LLC are as of December 31, 2025 and the address is 127 Public Square, Cleveland, OH, 44114.
(7)Class includes 450,580 shares of common stock options that are vested or will vest within 60 days of April 2, 2026.

INFORMATION CONCERNING THE BOARD

Meetings of the Board and Its Committees

During 2025, the full Board met 12 times. All current directors attended 100% of the aggregate of the total number of meetings of the Board of Directors (held for the period for which he or she has served as a director) and the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served).

The Corporation has no specific policy requiring directors to attend the Annual Meeting; however, director attendance is strongly encouraged. It is anticipated that all current members of the Board of Directors will attend the 2026 Annual Meeting.

Loan Committee. The members of the Loan Committee are: Christopher Annas, Robert Casciato, Robert Holland, and Edward Hollin. Mr. Casciato is Chair of the committee. During 2025, the committee met twelve times.

Risk Management Committee. The Risk Management Committee is comprised of all of the members of the Board of Directors. Ms. Lindsay is Chair of the committee. During 2025, the committee met four times. The Risk Management Committee is responsible for overseeing our enterprise-risk management policies, commensurate with our capital structure, risk profile, complexity, size and other risk-related factors.

Compensation Committee. The members of the Compensation Committee for 2025 were: George Collier, Robert Holland, Edward Hollin and Anthony Imbesi. Mr. Imbesi is Chair of the committee. During 2025, the committee met three times. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our executive officers and directors. Among other things, it is the responsibility of the Compensation Committee to: evaluate human resources and compensation strategies; review and approve objectives relevant to executive officer compensation; evaluate performance and determine the compensation of the Chief Executive Officer in accordance with those objectives; approve any changes to non-equity-based benefit plans involving a material financial commitment; recommend to the Board of Directors compensation for directors; prepare the Compensation Committee report required by SEC rules to be included in our annual report; and evaluate performance in relation to the Compensation Committee charter.

The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.meridianbanker.com. The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of NASDAQ for compensation committees.

Audit Committee. The members of the Audit Committee are: Robert Holland, Anthony Imbesi, and Christine Helmig. Mr. Holland was Chair of the committee during 2025, which met 11 times. Ms. Helmig has been named Chair of the committee in 2026. For more information about the Audit Committee, see “AUDIT COMMITTEE” below.

Governance and Nominating Committee. The Governance and Nominating Committee is comprised of all of the independent directors of the Board as it is the intention that this committee, as a whole, will be responsible for making recommendations regarding candidates for directorships and the size and composition of the Board. During 2025 the committee met ten times. The Governance & Nominating Committee is comprised of members who satisfy the applicable independence requirements of NASDAQ.

Shareholders desiring to submit a candidate for consideration as a nominee of the Board must submit the same information with regard to the candidate as required to be included in the Corporation’s proxy statement with respect to nominees of the Board in addition to any information required by the Corporation’s Bylaws. Shareholder recommendations should be submitted in writing to Corporate Secretary, Meridian Corporation, 9 Old Lincoln Highway, Malvern, Pennsylvania, 19355, by December 16, 2026 to be considered as a nominee. Although the Board at this time does not utilize any specific written qualifications, guidelines, or policies in connection with the selection of director nominees, candidates must have a general understanding of the financial services industry or otherwise be able to provide some form of benefit to the Corporation’s business, possess the skills and capacity necessary to provide strategic direction to the Corporation, be willing to represent the interests of all shareholders, be able to work in a collegial board environment, and be available to devote the necessary time to the business of the Corporation. In addition to these requirements, candidates will be considered on the basis of diversity of experience, skills, qualifications, occupations, education, and backgrounds, and whether the candidate’s skills and experience are complementary to the skills and experience of other board members.

Director Related Party Transactions

Meridian makes loans to executive officers and directors of the Corporation in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with non-affiliated persons, and do not involve more than the normal risk of collectability or present any other unfavorable features. Federal regulations prohibit Meridian from making loans to executive officers and directors of the Corporation, or the Corporation, at terms more favorable than could be obtained by persons not affiliated with the Corporation. Meridian’s policy towards loans to executive officers and directors currently complies with this limitation. The aggregate outstanding balance of the loans to all executive officers, directors or their affiliates, at December 31, 2025, was $1.7 million.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors and persons who own more than 10% of the Corporation’s common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% holders are required to furnish the Corporation with copies of all Section 16(a) forms they file. To the Board of Directors’ knowledge, based solely on review of the copies of such reports furnished to the Corporation during the fiscal year ended December 31, 2025, all reports required to be made by our reporting persons were timely filed, except for the Form 3 and Form 4 for Mr. Martindell, filed on April 3, 2026, which were late due to delays in receiving his CIK codes for filing.

Board and Committee Evaluations

The Board periodically conducts self-evaluations of the performance of the Board. The results are summarized by the Lead Independent Director and presented to Board.

Director Education and Board Development

Meridian encourages its directors to attend appropriate seminars and education programs related to the banking industry and corporate governance. In addition, Meridian provides a series of professionally developed training modules and provides presentations from time to time during Meridian Board meetings on a variety of topics including corporate governance, the economy, regulatory, and compliance.

Director Compensation

The Corporation compensates its non-employee directors for their service on our Board. Directors who are employed by Meridian are not paid additional compensation for board or committee service. The Board establishes the compensation of the Corporation’s non-employee directors.

Directors received periodic fees in 2025 based on the following schedule:

Quarterly Board Fees:
Retainer (all members)	$14,000
Lead Independent Director	4,000
Committee Chair	3,000
Committee members (non-chair):	2,000

Information relating to the compensation of the Corporation’s directors during 2025 is set forth below.

Director	Fees Earned or Paid in Cash
Robert M. Casciato	$68,000
George C. Collier	64,000
Christine M. Helmig	64,000
Robert T. Holland	100,000
Edward J. Hollin	72,000
Anthony M. Imbesi	78,500

The Corporation's directors are eligible to receive stock options as part of the 2016 Equity Incentive Plan Options, but no stock options were granted as compensation in 2025.

Risk Oversight
The Board of Directors is responsible for ensuring that an adequate risk management framework is in place and functioning as intended. A clear understanding and working knowledge of the types of risks inherent to the Meridian’s activities are an absolute necessity. The Risk Management Committee of the Board is comprised of all Meridian Board members and meets quarterly. Its role is to set broad policy and directives for asset/liability management and enterprise risk management, and to establish review and control procedures to ensure adherence to policy.

The Board Risk Management Committee has delegated authority for the development and implementation of all asset and liability management policies, procedures, and strategies to the management Asset/Liability Committee (ALCO). ALCO is comprised of various members of Senior Management, Department Leaders, Compliance, Internal Audit and Risk Management and meet monthly. ALCO is responsible for interpreting the longer range objectives established by the Board of Directors and managing day-to-day oversight of the risk management function. As such the ALCO set basic direction for the bank’s sources and uses of funds, establishes numerical ranges for primary and secondary objectives and monitors risk and the delivery of services.

The Board Risk Management Committee has delegated authority for enterprise risk management to the risk management committee (RMC) headed by the Chief Risk Officer. RMC administers a program that focuses risk assessment on seven risk categories. Several risk categories are reviewed each quarter, or more frequently as necessary. Each risk category is assigned a risk rating based on the significance of the risk and a defined risk trend. Additional internal bank experts may attend meetings during each quarter to report on a risk category under review and offer recommendations regarding the risk assessment and trend for a particular risk category. Monthly review of risk categories are reported to the Board of Directors.

Risk management reports include the following:
•Discussion of the Bank's current overall risk position;
•Identification of risk categories and analysis of current position in each risk category;
•Comparison of actual performance versus expected performance, where appropriate;
•Assessment of the overall credit quality of the Bank’s loan portfolio and the adequacy of the Bank’s Allocation for Loan and Lease Loss Reserve;
•Identification of results outside of guidance targets and action plans established for issues to be resolved;
•Recommendations for changes to risk parameters or measurement tools.

Credit Risk
Credit risk is the risk that borrowers or counterparties will be unable or unwilling to repay their obligations in accordance with the underlying contractual terms and the risk that credit assets will suffer significant deterioration in market value. This definition, however, encompasses more than the traditional definition associated with lending activities. We manage and control credit risk in our loan and lease portfolio by adhering to well defined underwriting criteria and account administration standards established by management. Credit risk is found in all activities where success depends on counterparty, issuer, or borrower performance. Any time bank funds are extended, committed, invested, or otherwise exposed through actual or implied contractual agreements, whether recorded on our balance sheet or off the balance sheet, we are exposed to credit risk. Credit risk may also arise where the performance of guarantors is required. In addition, credit risk arises in conjunction with a broad range of non-lending activities, including selecting and purchasing portfolio investments, processing and settling investment transactions with counter-parties and originating ACH transactions.

Written credit policies document underwriting standards, approval levels, exposure limits and other limits or standards deemed necessary and prudent. Portfolio diversification at the obligor, industry and product levels is actively managed to mitigate concentration risk. In addition, credit risk management includes an independent credit review process that assesses compliance with commercial, real estate and consumer credit policies, risk rating standards and other critical credit information. In addition to implementing risk management practices that are based upon established and sound lending practices, we adhere to sound credit principles. We understand and evaluate our customers’ borrowing needs and capacity to repay, in conjunction with their character and history.

The Loan Committee of our board of directors provides oversight of our credit risk management function. Board Loan Committee oversees the risk appetite, the development of policies, practices and systems for measuring credit risk and monitors the performance and quality of our credit portfolio. At the management level, our Chief Credit Officer leads this process and has primary oversight of our management Credit Committee. Our credit officers work closely with our Chief Credit Officer and management Credit Committee to monitor lending trends, concentrations, regulations and strategies to ensure underwriting guidance is aligned with our credit philosophy. We review our credit policies regularly and any changes must be approved by our board of directors. Our credit team also produces various credit statistics on our loan and lease portfolio reported to our board on a regular basis. We believe this robust governance system provides for a fulsome credit approval process.

Credit risk is addressed in formal loan proposals presented to the Loan Committee and the Board of Directors. Loans and potential loan relationships are analyzed by the Credit Committee and require a formal loan proposal and approval by the appropriate authority or authorities. Regardless of whether a new loan request, a formal loan proposal, or an annual loan relationship review, each proposed loan, existing loan, or loan relationship has an assigned Loan Risk Rating based on credit factors, collateral adequacy, and financial strength of the loan relationship. Decisions are made based on the most complete up-to-date information available. The defined Loan

Risk Ratings are designed to cover a broad range of customers, so dominant risk characteristics determine the rating assigned. In some instances, additional pricing, collateral, covenants, or risk mitigants may be necessary to reduce risk or credit exposure or to improve relationship profitability.

Loan review is outsourced to a major independent firm and serves and reports to both the Audit and Risk Committees through the Chief Credit Officer. The firm conducts semi-annual onsite reviews. The firm independently selects the sample of loans for review and results of their review are reviewed by the credit department and approved by Risk Committee. These credit management practices build and strengthen our banking relationships with our customers while identifying potential issues in a proactive manner to avoid unnecessary risk.

Interest Rate Risk
The policy of the Bank is to offer a wide variety of loan and deposit products that are both competitive and diversified in maturity structure. A major objective of the asset/liability management process is to increase shareholder value through loan and deposit generation. The Bank, acting as a financial intermediary between borrowers and savers, should generate the highest level of risk/reward to shareholders through sound lending practices and diversified funding sources. Interest rate risk is a large component of asset/liability management and is managed within the overall asset/liability framework. The principal objectives of asset/liability management are to manage sensitivity of net interest spreads and net interest income to potential changes in interest rates. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed.

Interest rate risk focuses on the economic scenarios relative to the value of the Bank in the current interest rate environment, and the sensitivity to that value from changes in interest rates. Re-pricing risk, basis risk, yield curve risk, and options risk are types of interest risk to be considered. Interest rate risk occurs due to differences between the timing of rate changes and the timing of cash flows (re-pricing risk); from changing rate relationships among different yield curves affecting bank activities (basis risk); from changing rate relationships across the range of maturities (yield curve risk); and from interest-related options embedded in bank products (options risk). Interest risk considerations typically include the effect of a change in interest rates on both the Bank’s earnings and the market value of portfolio equity.

Interest rate sensitivity refers to the Bank’s capability and/or need to react to actual and forecast interest rates and yields in the money and capital markets as well as in the local competitive environment. The magnitude of these gains or losses depends on the severity and timing of the market changes and on the ability to adjust. The ability to adjust is controlled by the remaining time to maturity of fixed-rate contracts, customer actions, and the existence of contracts that provide for rate adjustments prior to maturity. Analysis of interest rate sensitivity in the form of a net interest rate shock is employed. In performing interest rate shock analysis, financial forecasting and simulation are used to anticipate the impact of forecasted interest rates and evaluate the potential risk of alternative interest rates. This policy is implemented by first producing a current forecast of balance sheet volumes and net earnings for the 12-month forecast horizon. The second step is for alternative simulations to be prepared to test the forecast’s sensitivity to rising rate and falling rate shocks and changes in the shape of the treasury yield curve. After each alternative simulation, the forecasted net interest income for the twelve-month period and the present value of equity at the end of the historical period are compared to the net interest income and present value of equity produced by the alternative simulation. The percent changes in net interest income and present value of equity is then compared to management’s guideline targets.

Liquidity Risk
Liquidity is defined as the ability to meet daily funding requirements, deposit withdrawals, or asset opportunities in a timely manner and to meet obligations in unusual, extraordinary, and adverse operating circumstances, without sustaining a significant loss or cost. The Bank's foundation for liquidity is a stable customer deposit base, a marketable investment portfolio that provides periodic cash flow through regular maturities and amortization, or that can be used as collateral to secure funding in an emergency, and credit lines established with upstream correspondents.

Liquidity risk may impact earnings or capital based on changes in funding sources. This risk affects the Bank’s ability to establish new relationships, service, or continue to service existing relationships. This risk can also expose the Bank to litigation, financial loss, or damage to its reputation. Liquidity risk exposure is present in various funding situations. Thus, the Bank is responsible for careful evaluation of the types and levels of risk incurred in dealing with its customers and communities. The liquidity risk policy provides direction and guidance for the management of funding sources, which also affects interest rate risk and price risk. Guidance offered provides controls for the risk arising from taking positions in various liquid assets and short-term deposits regarding anticipated changes in interest rates. Controls are vital to the continuity of operations and protections of resources, depositors, and shareholders. It also assists in maximizing the return on shareholder investment without sacrificing its quality and reputation. Various elements of funding volume and funding gaps are analyzed, the availability and size of secondary markets to convert instruments to cash is reviewed, the Bank’s cost of funding versus costs paid by competition are assessed, and rate scenarios and stress testing models are used to assess vulnerability. This risk is evaluated and assigned a risk rating with the assessment of overall risk.

Price Risk
Price risk involves risk that may impact earnings or capital resulting from changes in the value of portfolios of financial instruments. This risk affects the Bank’s ability to establish new relationships, service, or continue to service existing relationships. Management of this risk is conducted under specific guidelines and product/service standards. Guidelines assist in establishing, reevaluating, and changing prices for financial services or financial products. These guidelines are structured to ensure an appropriate pricing structure, but also address such issues as volume and price sensitivity for various products. Sources of price risk are identified, elements of the of the risk positions are analyzed, the flexibility of the current price profile versus the ability to hedge the risk is assessed, the proper balance of risk versus reward is determined, and appropriate levels of procedures, controls, and self-monitoring are evaluated for implementation and proper administration. A risk rating is assigned in conjunction with the assessment of overall risk.

Compliance Risk
Compliance risk is monitored within the structure of the compliance risk management program. Operating in compliance with laws, rules, regulations, and related accepted industry standards enhances the reputation, strategic goals and objectives, and operations of the Corporation. Compliance risk attempts to evaluate and identify the overall level of compliance risk by measuring and defining the areas of risk for a designated law, rule, or regulation. Defined risk factors within three risk categories (legal and regulatory, operational, and reputation risk) assist in determining the overall compliance risk rating assigned to each law, rule, or regulation. Various factors within each risk category can increase or decrease the risk of non-compliance. Each risk category is assigned a risk rating of High, Moderate, or Low. The overall compliance risk rating for each law or regulation is the average of the risk ratings for the three risk categories based on inherent risk. The compliance risk assessment is conducted with the Compliance Committee and key business lines, departments, and functional areas. Compliance risk assessment results are reviewed by the Compliance Committee and reported to the Risk Committee and the Audit Committee of the Board of Directors.

A risk-based, comprehensive BSA Compliance risk assessment is maintained covering the Bank Secrecy Act, Anti-Money Laundering, and Office of Foreign Asset Control to ensure all risk areas are covered to maintain compliance with the laws and regulatory guidance. Changes to and results from the assessment of risks are reported to the Compliance Committee and the Audit Committee of the Board of Directors. At least annually, the BSA risk assessment is reviewed and approved by the Board of Directors. Risk is rarely static, and thus frequent review and additional approvals may be necessary. The risk assessments focus on risk factors due to the Bank’s size, market presence, types of customers, types of products, geographic locations, method of account opening, transaction type, and business line. All are incorporated into BSA/AML software to aid in the monitoring and reporting requirements.

Transaction/Operational Risk
Transaction risk relates to service or product delivery and escalates based on problems with services or product delivery. This risk is inherent in all bank products and services and arises on a daily basis as transactions are processed. Controlling transaction risk involves internal controls, vendor management, proper use of information systems, employee integrity, and operating processes. The Board of Directors and Management establish and reevaluate the risk tolerances which thereby control these risks. Policy guidance provides standards to control the potential financial losses due to human error or fraud, incomplete information, or operational disruption. Controlling this risk remains critical to the continuity of operations and protection of resources, depositors, customers, and shareholders. It also assists the Bank to maximize the return on shareholder investment without sacrificing its quality and reputation. Financial services and products are offered on a sound and economically feasible basis to the customers, communities, and markets served. Products and services offered along with the transactions serviced are conducted under specific guidelines and operational standards. Procedures and processes, including the development and introduction of new products and services, encompass the guidelines established.

Control mechanisms have been established to monitor data accuracy, proper accounting treatment, and compliance with laws and regulations, as well as bank policy. Management and staff continually seek training and development to enhance their technical knowledge and skill levels to stay up-to-date on changes in financial service industry operations and industry best practices. Development and issuance of timely internal management reports and bank-wide communication on properly conducting business relative to the transaction risk exposure are ongoing measures. Methodologies to address areas of exposure from human error or fraud, incomplete information, and operational disruption seek to evaluate, mitigate, and identify cost-effective ways to reduce such risks. Analysis and recommendations focus on systems development and utilization, capital investment for technology and hardware, and overall physical premises improvements to ensure efficiency and effectiveness in handling new products and services, complex transactions, and development of new products and services to keep pace with the future.

Information Technology Risk
Information Technology (IT) governance is the responsibility of the Board of Directors. The core elements of IT governance encompass value, risk, and controls. Management has appointed the Chief Technology Officer the responsibility for overall management of Information Technology risk. IT risk focuses on information and information systems, especially the most critical and vital information assets. Without reliable and properly secured information systems, business operations could be severely disrupted. Likewise, the preservation and enhancement of the Corporation’s reputation is directly linked to the way in which both information and information systems are managed. Maintaining an adequate level of security is one of several important aspects of managing IT risk. The Chief Technology Officer, along with the IT Security Officer, report to the Board monthly on the status of the Information Security Program.

The Information Technology (IT) Steering Committee shall approve all significant projects throughout the Bank and additionally serves as an advisory group providing assistance and guidance to management regarding customer information security, information systems planning, systems management organization, systems performance, business continuity, information security, system related expenditures, vendor management, and related policies and procedures. The IT Steering Committee meets on a quarterly basis. Formal meeting minutes serve to document decisions and recommendations by the IT Steering Committee. Meeting minutes are reported to the Management Committee and the Board ERM Committee.

An annual Information Technology Audit, which is facilitated by the Internal Audit Department, the Chief Technology Officer and the Information Security Officer, is conducted by an out-sourced third-party expert. The objective of the IT Audit is to evaluate the effectiveness and efficiency of operations, test the reliability of data and IT controls, and ensure compliance with applicable laws, regulations, guidance, and industry best practices. The audit scope addresses IT Governance, IT Management, IT Operations, and IT Security.

Testing of the internal network environment and external network perimeter are included in the Results of the IT Audit and are reviewed with the IT Steering Committee and Management. For any exceptions identified, a responsible party is assigned, and action plans are developed to address corrective measures. The final results of the IT Audit are reviewed with the Board Audit Committee. The status of unresolved audit issues along with their priority ratings is reported to both Management and the Board Audit Committee at each meeting.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and risk assessment and risk management. The functions performed by the Audit Committee include the responsibilities to: annually review the audit committee charter and the committee’s performance; appoint, evaluate and determine the compensation of our independent auditors; review and approve the scope of the annual audit, the audit fee, the financial statements, significant accounting policy changes, material weaknesses identified by outside auditors or the internal audit function and risk management issues; prepare the audit committee report for inclusion in our proxy statement for our Annual Meeting; review disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information; assist the board of directors in monitoring our compliance with applicable legal and regulatory requirements; oversee investigations into complaints concerning financial matters, if any; and review other risks that may have a significant impact on our financial statements.

All members of the Audit Committee satisfy the applicable independence, financial literacy and other requirements of NASDAQ for audit committees. In determining whether a director is independent for purposes of each of the above stated guidelines, the Board of Directors must affirmatively determine that the directors on the Audit Committee do not, among other things, accept any consulting, advisory, or other compensatory fee from the Corporation. Applying these standards, the Board of Directors has determined that all the directors on the Audit Committee are independent.

Mr. Holland served as the Chairman for the Audit Committee for all of 2025. As of January 1, 2026, Ms. Helmig is serving as Audit Committee Chairman. The Board of Directors has determined that both Mr. Holland and Ms. Helmig meet the requirements adopted by the Nasdaq Stock Market for qualification as an “audit committee financial expert.” Both have past employment experience providing them with diverse and progressive financial management experience, as well as expertise in internal controls and U.S. accounting rules. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity or accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The Audit Committee operates under a formal charter that governs its duties and conduct. The Audit Committee Charter is available on our website at www.meridianbanker.com.

Audit Committee Report to Board of Directors

The Audit Committee has discussed and reviewed the Corporation’s audited consolidated financial statements for 2025 with management and Crowe, LLP, the Corporation’s independent registered public accounting firm for the year ended December 31, 2025. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal control. Crowe LLP is responsible for expressing an opinion about whether the Corporation’s consolidated financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles and obtaining an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting.

In discharging its responsibilities, the Audit Committee's review of the Corporation’s consolidated financial statements for 2025 included discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments made, and the clarity, consistency and completeness of disclosures in such consolidated financial statements with management and Crowe LLP, as required by PCAOB Auditing Standard No. 1301, Communication with Audit Committees (as modified or supplemented) and the SEC.

The Audit Committee has considered the compatibility of non-audit services provided by Crowe LLP with the maintenance of the Corporation's registered public accounting firm's independence. Crowe LLP has provided written disclosures and a letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding its firm's communications with the Audit Committee concerning independence. These disclosures have been reviewed by the Audit Committee and discussed with management and Crowe LLP.

The Committee discussed with the Corporation’s internal auditors and Crowe LLP the overall scope and plans for their respective audits, and met with both firms, with and without management present, to discuss the results of their examinations, their understanding of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting process.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Respectfully submitted,
THE AUDIT COMMITTEE

Robert T. Holland, Chairman (2025)
Anthony M. Imbesi
Christine M. Helmig, Chairman (2026)

INFORMATION CONCERNING EXECUTIVE COMPENSATION

We are a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements. We have elected to comply with the scaled disclosure requirements applicable to our status.

Named Executive Officers who are not Directors

The following sets forth the non-director named executive officers of the Corporation ("NEO") during the year ended December 31, 2025. It also includes his age, position held, recent business experience with the Corporation, and the period he served.

Clarence A. Martindell (Age 58) — Mr. Martindell is the Executive Vice President of Commercial Real Estate Lending of the Corporation. He is in charge of growing and maintaining a strong commercial real estate loan portfolio. He is also the Chief Executive Officer of Meridian Land Settlement Services, LLC, our title services subsidiary, and the President of Apex Realty, LLC, our wholly owned subsidiary that handles the disposition of all REO. Mr. Martindell has over 30 years of real estate lending experience. Prior to joining the Bank, Mr. Martindell was the Director of Finance for Westrum Development Co., a regional home builder. He also spent approximately 13 years working in banking at National Penn Bank, primarily in their commercial real estate division. Mr. Martindell currently serves as a director for the non-profit Community Lenders, an organization dedicated to bringing energy, security and opportunities to communities through housing and commercial development projects that benefit low and moderate income persons in Berks, Bucks, Chester, Delaware, Lehigh, Montgomery, Northampton and Philadelphia counties.

Performance Highlights

Changes in Financial Condition:
•Total assets increased $176.1 million, or 7.4%, to $2.6 billion as of December 31, 2025.
• Commercial loans increased $172.1 million, or 10.7%, year over year.

Results of Operations for the year ended December 31, 2025:
•Net income (millions)        $21.8
•Earnings per diluted share        $1.89
•Return on average assets     0.87%
•Return on average equity     12.00%
•Net interest margin        3.64%

2025 Performance Outcomes

Aligned with the Corporation’s strategic goals, Compensation Committee assigned corporate performance targets for 2025 for commercial loan growth greater than 9% and return on equity greater than 11%. Based on the financial performance and described in more detail below, discretionary and corporate performance-based incentives were paid to the Principal Executive Officer (PEO) and NEOs for 2025.

2025 Key Compensation Decisions and Actions

The following is a summary of key actions taken by the Compensation Committee on executive compensation for 2025:

•2025 base salary increased 9.5% for the PEO and 14.0% on average for the other NEOs.
•Discretionary short-term incentive awards for 2025 performance were 96% of base salary for the PEO and 63% on average for the other NEOs.
•Equity awards to the PEO had grant date fair value of 42.4% of his 2025 base salary and 30.8% of base salary on average for the other NEOs.

General Information about Compensation and Our Basic Compensation Philosophy

The Corporation’s compensation philosophy is to provide competitive and reasonable compensation to directors and executive officers that compares favorably to other financial institutions of our size in the marketplace. Management and the Board believe that the overall performance of the Corporation is intrinsically tied to hiring and maintaining experienced talent in its workforce. To support this philosophy, the Corporation maintains competitive compensation packages that consist of salary, cash incentives, long-term stock awards, retirement and other benefits. Potential compensation is aligned with the competitive market and actual cash compensation is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components and cash and equity to determine our pay. Our compensation program is designed to support our business strategies, align pay with our performance and reinforce sound compensation governance. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component	Description of Component
Base Salary	Provides a competitive level of fixed income based on role, experience and individual performance.
Annual Incentive Plan	Motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies. Rewards vary based on performance.
Equity Awards	Aligns executives’ interests with those of shareholders through equity-based compensation. Rewards executives for long-term shareholder value creation. Encourages retention through multiple year vesting.
Other Benefits	Provides a base level of competitive compensation for executive talent.
Retirement Benefits	The Supplemental Executive Retirement Plan (the “SERP”) provides long term compensation for our NEOs while its vesting provisions help ensure that the Company will continue to receive the benefit of their service.
Severance/Change in Control Agreements	Focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment
Employment contracts	Provides employment security to key executives.

The Role of Our Compensation Committee

The Compensation Committee meets periodically during the course of the year. The Committee establishes and reviews compensation and benefit programs for the named executive officers (NEOs). The Committee strives to use programs that attract, retain, and compensate the NEOs for short and long-term profitability and growth. The Committee reviews the annual compensation and the compensation programs.
Compensation Components and How They Are Set

The key components of our compensation program are base salary, discretionary incentive awards and long-term incentives. In addition to those key components, we also provide additional components of compensation. The nature of each of these benefits and our goals and reasons in granting them are discussed further below.

In determining our NEOs compensation levels with respect to all of these components, the Committee uses its judgment and considers qualitative and quantitative factors. In setting levels of each component, the Committee considers factors such as: relevant industry compensation practices; the importance of the executive’s position to the Corporation compared to other executive positions; and the competitiveness of the compensation the Corporation pays the executive in comparison to other financial institutions in its peer group.

Key Compensation Components

Base Salary
The Corporation establishes base salaries for executive officers according to the scope of their responsibilities. It also considers compensation paid by its competitors for similar positions. For the named executive officers, the Committee considers the executive’s performance, the executive’s experience, and the Corporation’s financial performance. The Committee also considers the economic conditions and other external events affecting operations and compares compensation practices with those of the Corporation’s competitors.

The Committee determined that an increase in the base salary for each of the Named Executive Officers was appropriate based on a review of market data, performance assessments and in consideration of the Company’s strategic goals. The table below summarizes the salaries set in early 2025 and in effect as of December 31, 2025.

Executive	2025 Base Salary	2024 Base Salary	% Increase
Christopher J. Annas	$622,000	$568,000	9.5%
Denise Lindsay	396,000	322,000	23.0%
Clarence A. Martindell	290,000	280,000	3.6%

Annual Cash Incentive
An important element of our compensation program is our bonus plan. Cash incentives for the PEO and PFO are based on attaining pre-established corporate goals (weighted at 40% of the total award) as well as discretionary awards based on Committee review of individual performance or subjective goals (weighted at 60% of the total award). Each participant has a total target incentive opportunity expressed as a percentage of base salary. In 2025, Mr. Martindell participated solely in the discretionary award program. The 2025 incentive targets are summarized below:

Executive	Target Aggregate Incentive Opportunity
Christopher J. Annas	75%
Denise Lindsay	65%

Discretionary Incentive Awards
The Corporation provides discretionary bonuses to our executives and other employees to support and promote the pursuit of our organizational objectives and financial goals. The bonus amounts vary year-to-year based on the level and role, the contribution of the executive during the year as well as both individual and Corporate performance. Awards are based on attaining pre-established corporate goals and Committee review of individual performance based on subjective goals.

The Committee establishes performance measures on an annual basis for the portion of the awards based on corporate goals that are tied specifically to the Corporation’s financial performance. The Committee utilized the Corporation’s commercial loan growth and return on average equity measures. Each measure was assigned a 20% weight.

At the end of the year, the Committee determined a payout based on an assessment of the Corporation’s performance under the quantitative financial measure set forth above (determined formulaically) as well as an assessment of each executive’s performance and contribution toward strategic goals. The corporate results were as follows:

Performance Measure	2025 Performance Measure	Result	Performance Payout vs Target
Commercial loan growth at December 31, 2025 compared to 2024	> 9%	10.7%	<= 100%
Return on average equity, year ended December 31, 2025	> 11%	12.0%	<=100%

In determining the performance on the individual portion of the annual incentive, the Committee considered its assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of the NEO’s performance. In light of strong performance on operational, strategic, financial shareholder metrics, and in consideration of the significant individual and collective achievements of the executive team during 2025, the Committee approved individual payouts based upon factors such as regulatory compliance, board interaction, strategic goals, and leadership.

Executive	Target Incentive Earned	Discretionary Award	2025 Actual Annual Incentive Award	2025 Actual as % of Salary
Christopher J. Annas	$462,000	$138,000	$600,000	96%
Denise Lindsay	255,000	75,000	330,000	83%
Clarence A. Martindell	—	100,000	100,000	34%

Long-Term Incentive Program
The final major component of the executive compensation program is long-term incentive compensation such as stock options, restricted stock awards and retirement plans. We believe that a significant portion of executive compensation should be based on value created for our shareholders. We expect that long-term incentives will offer executives the possibility of future value depending on the long-term price appreciation of our common stock and the executives’ continuing service with us. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards.

Equity Incentive Plan
The Corporation maintains the 2016 Equity Incentive Plan (the “2016 Plan”) that is administered by the Compensation Committee. Under the 2016 Plan, the Committee may grant incentive stock options, nonqualified stock options, restricted stock and restricted stock units. Within the limits of the 2016 Plan, the Committee has the authority to determine the employees or non-employee directors to whom equity awards are granted; the time or times at which an award is granted; and the amount and form of any such award grant. In making their determinations, the Committee may take into account the nature of the services rendered by the employee or non-employee director, their present and potential contributions to the Corporation's success and other factors that the Committee deems relevant.

Equity-Based Awards
Equity awards were granted based on the Committee’s assessment of business environment, affordability, and corporate and individual performance. The Committee believes that equity grants, subject to multi-year vesting requirements, are an important component of the total compensation mix and an important retention tool for senior management.

Below is a summary of the grants awarded in 2025:

	Equity-Based Awards
Executive	# Shares	Grant Value ($)
Christopher J. Annas	40,000	$264,000
Denise Lindsay	20,000	132,000
Clarence A. Martindell	12,000	79,200

Supplemental Executive Retirement Plan
The Corporation also maintains a Supplemental Executive Retirement Plan (the “SERP”) for its senior officers, including the named executive officers. The SERP is a nonqualified deferred compensation arrangement, which is intended to provide additional benefits and deferral opportunities to participants. Eligible employees may defer portions of their compensation with the maximum amount up to 25% of the participant’s salary and 100% of the participant’s bonus or performance-based cash compensation. In addition, the SERP also permits the Corporation to make annual supplemental contributions or discretionary contributions to all or some of the eligible participants. Once the election is made, it is not reversible and amounts will remain in the account until disposition. On an annual basis, management determines the crediting rate for amounts contributed to the fixed income account.

Retirement Plan - 401(K)
The Corporation maintains a tax-qualified 401(k) Plan. All employees are eligible to participate after they have attained the age of 21 and have also completed three consecutive months of employment with the Corporation. The employees may contribute up to the maximum percentage of their compensation allowable by law to the Plan. The Corporation may make a discretionary matching contribution. An employee is immediately fully vested in his or her own contributions. Vesting of employer discretionary matching contributions occurs in equal amounts each year over a six-year period.

Employee Stock Ownership Plan (ESOP)
The Corporation maintains an Employee Stock Ownership Plan. All employees are eligible to participate after they have attained the age of 21 and have also completed three consecutive months of employment with the Corporation. Participants are neither permitted nor required to make contributions to the Plan. The Corporation matches contributions to the Plan to participants who participate in the Meridian 401(k) Plan and are eligible to receive a matching contribution. Additional cash or shares of Bank common stock may also be contributed to all eligible employees in such amount as may be determined by the Board of Directors in its discretion. Contributions are 100% vested after three years of service. There is no partial vesting.

Perquisites and Other Benefits
All eligible full time employees of the Corporation are covered as a group by basic hospitalization, major medical, dental, long-term disability, term life and a prescription drug plan. The Corporation pays the total cost of long and short-term disability and term life insurance. For major medical, dental, and the prescription drug plan, cost sharing and a co-payment are required.

Consistent with the Corporation's compensation objectives, certain named executive officers are provided perquisites and other benefits that management believes are reasonable and consistent with Meridian's overall compensation program and which keep the Corporation competitive in the marketplace. The Corporation periodically reviews the level of perquisites and other benefits provided to the named executive officers for suitability with the program objectives.

Severance Benefits
It is Meridian's philosophy that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. Each of our named executive officers is entitled to severance protections under the executive’s employment agreement or a change in control agreement.

Each of the named executive officers, in accordance with their employment contract or change-in-control agreements, would be entitled to severance benefits only in the event of a termination of employment by us without cause or by the executive for good reason (although limited disability benefits are also provided). We do not believe that the named executive officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs, and a change in control does not, in and of itself, entitle any named executive officer to receive severance benefits (i.e., these severance benefits are “double-trigger” benefits).

Claw-Back Policy
The Corporation maintains an Executive Compensation Recoupment Policy that was adopted November 21, 2023. Under the policy, the Corporation will require reimbursement of any incentive payment or long-term equity award to an executive officer where:

• The payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Corporation financial statements filed with the SEC;
•    The Corporation determines a materially inaccurate financial statement, performance goal or metric was a contributing or partially contributing factor in its determination to make an award to an executive; and
•    A lower payment would have been made to the executive based upon the restated financial results.

In such instances, the Corporation will be entitled to seek to recover from the individual executive the amount by which the individual executive's incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Submitted by the Compensation Committee of the Board:
Anthony M. Imbesi (Chair)
Robert T. Holland
Edward J. Hollin
George C. Collier

Pay vs. Performance
The Corporation believes that executive compensation should be structured in a way that aligns with long‐term shareholder value. The following table illustrates compensation actually paid for our PEO and other NEOs as a group and how that correlates with the Corporation's listed performance measures:

Year	Summary Compensation Table Total For PEO ($) (1)	Compensation Actually Paid to PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs (S) (2)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return ($) (2)	Net Income (In Millions $)	Return on Average Equity
2025	$1,677,997	$1,480,654	$709,759	$656,885	$125	$21.8	12.00%
2024	1,364,062	1,305,690	583,564	554,238	102	16.3	9.93%
2023	1,019,076	855,330	489,567	437,590	95	13.2	8.53%
(1) The Corporation's Principal Executive Officer ("PEO") is Christopher J. Annas.
(2) The Corporation's Non-PEO NEOs consist of Denise Lindsay and Clarence A. Martindell for 2025 and 2024.

Below is a summary of the adjustments used to determine compensation "actually paid" for the Corporation's PEO and Non-PEO NEOs:

	2025		2024		2023
		Non-PEO		Non-PEO		Non-PEO
	PEO ($)	NEOs ($)	PEO ($)	NEOs ($)	PEO ($)	NEOs ($)
Summary Compensation Table Total	$1,677,997	$709,759	$1,364,062	$583,564	$1,019,076	$489,567
Adjustments:
Less: Grant date value of equity awards	(384,313)	(123,205)	(320,023)	(105,965)	(196,855)	(63,852)
Year-end fair value of current year awards, unvested	119,310	47,724	199,756	50,508	34,950	8,738
Fair value of awards granted and vested in current year	66,000	22,466	63,910	25,564	11,700	2,925
Year-over-year change in fair value of awards granted prior to year that were unvested at year-end	1,880	752	8,240	3,079	(39,820)	(4,596)
Year-over-year change in fair value of awards granted prior to year that vested during the current year	(220)	(611)	(10,255)	(2,512)	26,279	4,808
Compensation Actually Paid	$1,480,654	$656,885	$1,305,690	$554,238	$855,330	$437,590

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation that the Corporation paid the named executive officers for the fiscal year ended December 31, 2025 and preceding two years, except for Mr. Martindell, who was not an NEO in 2023.

Name and Principal Position	Year	Salary	Bonus ($)		Equity-Based Awards (9)	All Other Compensation	Total
Christopher J. Annas - Chairman, President and CEO	2025	$622,000	$510,000	(1)	$264,000	$281,997	$1,677,997
	2024	568,000	350,000	(2)	302,433	143,629	1,364,062
	2023	537,000	250,000	(3)	46,800	185,276	1,019,076
Denise Lindsay – Chief Financial Officer and EVP	2025	396,000	280,000	(4)	132,000	92,453	900,453
	2024	322,000	175,000	(5)	127,820	58,484	683,304
	2023	309,000	235,000	(6)	23,400	66,914	634,314
Clarence A. Martindell - EVP, Commercial Real Estate Lending	2025	290,000	85,000	(7)	79,200	64,864	519,064
	2024	280,000	76,000	(8)	76,692	51,131	483,823

(1)Mr. Annas earned a bonus of $600,000 in 2025, of which $540,000 was received in cash in 2026.
(2)Mr. Annas earned a bonus of $500,000 in 2024, of which $450,000 was received in cash in 2025.
(3)Mr. Annas earned a bonus of $350,000 in 2023, of which $300,000 was received in cash in 2024.
(4)Ms. Lindsay earned a bonus of $330,000 in 2025, of which $290,000 was received in cash in 2026.
(5)Ms. Lindsay earned a bonus of $275,000 in 2024, of which $240,000 was received in cash in 2025.
(6)Ms. Lindsay earned a bonus of $175,000 in 2023, of which $140,000 was received in cash in 2024.
(7)Mr. Martindell earned a bonus of $100,000 in 2025, of which $75,000 was received in cash in 2026.
(8)Mr. Martindell earned a bonus of $86,000 in 2024, of which $60,000 was received in cash in 2025.
(9)We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards in the respective years noted above. See the “Stock-Based Compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended December 31, 2025, for the assumptions made in calculating these amounts.

The Corporation’s executive compensation program includes compensation and benefit components typical of programs among comparable banking and financial services companies in our local and regional marketplace.

The following table sets forth for each of the Corporation’s named executive officers information relating to payments that the Corporation made that are reflected in the All Other Compensation column in the table above.

ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites & Other Personal Benefits (1) ($)	Insurance Premiums ($)	Company 401(k)/ESOP/ SERP Contributions ($)	Total ($)
Christopher J. Annas	2025	$29,689	$17,661	$234,647	$281,997
	2024	28,380	16,156	99,093	143,629
	2023	50,599	14,479	120,198	185,276
Denise Lindsay	2025	3,600	18,785	70,068	92,453
	2024	3,600	18,554	36,330	58,484
	2023	3,600	15,418	47,896	66,914
Clarence A. Martindell	2025	—	23,307	41,557	64,864
	2024	—	22,599	28,532	51,131
(1)Includes country club benefits for Christopher Annas of $20,689, $19,380 and $41,599 for 2025, 2024 and 2023 respectively.

The following table sets forth information on outstanding options and stock awards held by the NEOs at December 31, 2025, including the number of shares underlying each stock option as well as the exercise price and the expiration date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (1)(#)		Option Exercise Price ($)	Option Expiration Date
Christopher J. Annas	42,000	—		$7.62	6/15/2026
	20,000	—		$9.50	7/27/2027
	30,000	—		$8.90	5/24/2028
	30,000	—		$8.50	6/3/2029
	30,000	—		$9.00	11/4/2030
	40,000	—		$13.18	2/25/2031
	40,000	—		$17.76	2/28/2032
	15,000	5,000	(a)	$10.00	11/1/2033
	20,000	20,000	(b)	$14.50	11/21/2034
	10,000	30,000	(c)	$14.43	11/17/2035
Denise Lindsay	10,000	—		$9.50	7/27/2027
	13,880	—		$8.90	5/24/2028
	15,000	—		$9.00	11/4/2030
	18,000	—		$13.88	5/21/2031
	18,000	—		$15.92	8/22/2032
	7,500	2,500	(a)	$10.00	11/1/2033
	10,000	10,000	(b)	$14.50	11/21/2034
	5,000	15,000	(c)	$14.43	11/17/2035
Clarence A. Martindell	4,000	—		$9.50	5/8/2027
	8,000	—		$8.90	5/24/2028
	5,000	—		$8.50	6/3/2029
	10,000	—		$9.00	11/4/2030
	12,000	—		$13.88	5/21/2031
	12,000	—		$15.92	8/22/2032
	4,500	1,500	(a)	$10.00	11/1/2033
	6,000	6,000	(b)	$14.50	11/21/2034
	3,000	9,000	(c)	$14.43	11/17/2035
(1)The stock options reported in the column titled “Number of Securities Underlying Unexercised Options Unexercisable” vest and become exercisable on: (a) 11/01/2026; (b) 11/21/2027; (c)11/17/2028.

EXECUTIVE INCENTIVE, EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

The Corporation has entered into a written employment agreement with Mr. Annas. The term of Mr. Annas’ employment agreement is for a three (3) year period ending on March 28, 2022. The initial term shall be extended automatically for one (1) additional day so that a constant three (3) year period shall remain in effect until such time as either Mr. Annas or the Corporation notifies the other in writing of their intent not to renew the agreement. At that time, the term shall end on the third (3rd) anniversary of the receipt of the written notice. The employment agreement provides that Mr. Annas will be paid an annual base salary of $425,000 which may be reviewed and increased by the compensation committee. In addition, the employment agreement provides that Mr. Annas is also eligible to receive performance and discretionary (cash) bonuses, equity awards and will participate in the benefit programs that are provided to our employees and other executives as well as the Supplemental Executive Retirement Plan (discussed above).

Mr. Annas may terminate his employment at any time upon 90 days’ written notice to the Corporation. The Corporation may terminate Mr. Annas’ employment for Cause, as defined, at any time. If Mr. Annas terminates for Good Reason (for example, a material diminution in his responsibilities or a reduction in his base salary, or a requirement to relocate his office outside the five (5) county area of Bucks, Montgomery, Chester, Delaware or Philadelphia) or is terminated by the Corporation without Cause, or change in control, he is entitled to receive a lump sum equal to three (3) times his base salary, performance and discretionary bonus opportunity in effect, the value of his greatest equity award within the last three (3) years and the replacement cost of any other benefits, including but not limited to medical, disability and life insurance. In the event of a change in control, payments to Mr. Annas would include a gross-up to cover the excise tax under Code Section 280G, if applicable. Under the employment agreement, Mr. Annas is subject to non-competition and non-solicitation provisions that apply during the term of the employment agreement and for a period of one year following termination of employment.

The Corporation has entered into a written employment agreement with Ms. Lindsay. The term of Ms. Lindsay’s employment agreement is for a two (2) year period ending on May 30, 2020. At the end of that term, the agreement automatically renews for successive two-year periods unless either Ms. Lindsay or the Corporation notifies the other of their intent not to renew the agreement. The employment agreement provides that Ms. Lindsay will be paid an annual salary of $225,000 with any increase constituting an amendment to her employment agreement. In addition, the employment agreement provides that Ms. Lindsay is also eligible to receive performance and discretionary (cash) bonuses and equity awards and will participate in the benefit programs that are provided to our employees and other executives as well as the Supplemental Executive Retirement Plan (discussed above).

Ms. Lindsay may terminate her employment at any time upon 90 days’ written notice to the Corporation. The Corporation may terminate Ms. Lindsay’s employment for Cause, as defined, at any time. If Ms. Lindsay terminates for Good Reason or is terminated by the Corporation without Cause, or change in control, she is entitled to receive a lump sum equal to two (2) times her base salary, performance and discretionary bonus opportunity in effect, the value of her equity awards within the last two (2) years, as well as the replacement cost of any other benefits, including but not limited to medical, disability and life insurance. Under the employment agreement, Ms. Lindsay is subject to non-competition and non-solicitation provisions that apply during the term of the employment agreement and for a period of up to one year following termination of employment.

On August 29, 2022, Meridian Bank (the “Bank”) entered into a change of control and non-competition agreement (a “CIC Agreement”) with Clarence A. Martindell EVP. The CIC Agreement provides that, if the executive’s employment with the Bank or its successor is terminated (i) by the Bank or its successor without cause (as defined in the CIC Agreement),excluding terminations due to the executive’s death or disability (as defined under the Bank’s long-term disability plan covering employees (or, if no such plan is in place, then as determined by a physician agreement to both the Bank and the executive or, if applicable, the executive’s legally authorized representative), (ii) by the Bank or its successor as a condition to the consummation of (or entry into, provided the transaction is consummated) the change in control (as defined in the CIC Agreement) transaction, or (iii) by the executive for “good reason” (as defined in the CIC) during the twenty four (24) month period following the date that the change in control occurs, such executive shall be entitled to receive a lump sum equal to one (1) times his base salary and performance and discretionary bonus opportunity in effect, the annual contribution to any then-existing Supplemental Executive Retirement Plan, as well as the replacement cost for one (1) year of any other benefits, including but not limited to medical, disability and life insurance. Under the CIC Agreement, the executive is subject to non-competition and non-solicitation provisions for a period of up to six months following termination of employment.

PROPOSAL 2
NON-BINDING SAY-ON-PAY PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, Meridian is providing its shareholders with the opportunity to vote on an advisory (non-binding) proposal at the Annual Meeting to approve the compensation of Meridian’s NEOs for 2025 as described in the Compensation Discussion and Analysis and the tabular disclosures of the NEOs’ compensation in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse Meridian’s executive pay program. Because the shareholder vote is not binding, the outcome of this year’s vote, or any future vote, may not be construed as overruling any decision by Meridian’s Board or the Board Compensation Committee regarding executive compensation. Meridian is providing shareholders with this opportunity pursuant to Section 14A of the Securities Exchange Act.

Shareholders voted on the frequency of this proposal at the annual meeting of shareholders held last year, with the most votes cast to hold the say-on-pay vote every year. After consideration, the board of directors agreed that shareholder say-on-pay votes be conducted annually. The board values constructive input from shareholders regarding the Corporation's compensation philosophy, policies and practices, and believes it is important that such policies and practices are aligned with the best interests of shareholders.

As further described in the Compensation Discussion and Analysis section of this Proxy Statement, starting on Page 17, Meridian’s executive compensation philosophy and program are intended to achieve three objectives: (i) align the interests of the NEOs with shareholder interests; (ii) link the NEOs’ pay to performance and (iii) attract, motivate and retain executive talent. Meridian’s executive compensation program currently includes a mix of base salary, incentive bonus, and equity-based plans. Meridian believes that its compensation program, policies and procedures are reasonable and appropriate and compare favorably with the compensation programs, policies and procedures of its peers.

The Board recommends that shareholders, in a non-binding proposal, vote “FOR” the following proposal:

“RESOLVED, that the compensation paid to Meridian’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the disclosure rules of the SEC, including the Compensation Discussion and Analysis and the Compensation Tables contained in this Proxy Statement, is hereby APPROVED.”

Vote Required

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NON-BINDING
PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3
PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026

A proposal will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of Crowe LLP as the Corporation’s independent registered public accounting firm for the 2026 fiscal year. Crowe LLP served as the Corporation’s independent registered public accounting firm in 2025 and 2024.

The Corporation's Audit Committee has adopted a policy requiring that, before the Corporation's independent registered public accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Corporation’s Audit Committee.

In the event the selection of Crowe LLP is not ratified by the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, the appointment of the Corporation's independent registered public accounting firm will be reconsidered by the Audit Committee and the Board.

Representatives of Crowe LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions presented at the meeting.

The following table sets forth Crowe LLP audit fees for the fiscal years ended December 31, 2025 and 2024, respectively, and Cherry Bekaert LLP tax engagement fees for the fiscal year ended December 31, 2025 and KPMG LLP tax engagement fees for the fiscal year ended December 31, 2024.

	2025	2024
Audit fees (1) – Crowe LLP	$515,000	$467,000
Audit-Related fees (2) – Crowe LLP	373,000	51,000
Total audit and audit-related fees	$888,000	$518,000
Tax fees – Cherry Bekaert LLP (3)	64,050	—
Tax fees – KPMG (3)	—	90,000
Total fees	$952,050	$608,000

(1)Includes professional services rendered for the audit of the Corporation’s annual consolidated financial statements, consents, quarterly reviews and consultations concerning financial accounting and reporting standards arising during the audits and statutory and regulatory audits, including out-of-pocket expenses.
(2)In both 2025 and 2024, fees include professional services for Form S-3 related filings and U.S. Department of Housing and Urban Development (HUD) compliance procedures.
(3)Includes fees billed for the preparation of state and federal tax returns and assistance with calculating estimated tax payments.

Vote Required

Unless authority to vote for the ratification of the appointment of the Corporation’s independent registered public accounting firm is withheld, it is intended that the shares represented by the enclosed Proxy will be voted “FOR” the ratification of the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE, LLP

OTHER MATTERS

At the date of this proxy statement, the Board of Directors knows of no other business that will be conducted at the 2026 Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment. If there are not sufficient votes for approval of any of the matters to be acted upon at the Annual Meeting, the Annual Meeting may be adjourned to permit the further solicitation of proxies.

Whether or not you intend to be present at this Annual Meeting, you are urged to return your proxy promptly. If you are present at this Annual Meeting and wish to vote your shares in person, your proxy may be revoked upon request.

MISCELLANEOUS

A copy of our 2025 audited consolidated financial statements is included in our Form 10-K and which has been filed with the SEC. These audited consolidated financial statements are not incorporated into this proxy statement and are not considered proxy solicitation material.

Some banks, brokers and other nominee record holders may be participating in the practice of “house-holding” proxy statements and annual reports. This means that only one copy of the Corporation’s proxy statement may have been sent to multiple shareholders in your household. The Corporation will promptly deliver a separate copy of the document to you if you request one by writing or calling as follows: Corporate Secretary, 9 Old Lincoln Highway, Malvern, Pennsylvania 19355, telephone (484) 568-5000. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

ADDITIONAL INFORMATION

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2025, containing, among other things, financial statements examined by our independent registered public accounting firm, is made available to our shareholders concurrent with this Proxy Statement. Upon written request of any shareholder, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2025, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from our Corporate Secretary, 9 Old Lincoln Highway, Malvern, PA 19355. The annual report on Form 10-K for the fiscal year ended December 31, 2025 and this Proxy Statement, can also be obtained at our investor relations page at www.investor.meridianbanker.com, at the hosting site www.envisionreports.com/MRBK, from the SEC at its website, www.sec.gov, or by following the instructions on the Corporation’s Notice and Access card.